Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-143894, 333-147403 and 333-150136; Form S-4 No. 333-141392; Form S-8 Nos. 333-31056, 333-75396, 333-107171, 333-142708, 333-145061 and 333-145062) of Verenium Corporation of our report dated March 12, 2009 (except for Note 17, as to which with respect to the changes described therein the date is September 18, 2009) with respect to the consolidated financial statements of Verenium Corporation for the year ended December 31, 2008, included in the Current Report (Form 8-K) of Verenium Corporation dated September 18, 2009, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

September 18, 2009